Exhibit 23.1.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-135389, 333-170881 and 333-170882) and Forms S-8 (Nos. 333-46680, 333-135388, 333-170883, and 333-172837) of GrafTech International Ltd. of our report dated February 24, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for pension and other postretirement benefits and accounting for costs included in inventory discussed in Note 1, as to which the date is May 13, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

May 13, 2011